Exhibit 99.1
Coleman Cable, Inc. Announces First-Quarter 2008 Results
WAUKEGAN, Ill., May 8, 2008 — Coleman Cable, Inc. (NASDAQ: CCIX) (Coleman), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced first-quarter 2008 financial results.
First-Quarter Highlights
•	Revenue of $252.5 million, up 131 percent over last year

•	Adjusted EBITDA of $21.2 million, up 142 percent over last year

•	Adjusted EPS of $0.24 per share, up 41 percent over last year
Management Comments
Gary Yetman, president and CEO, said, “Coleman Cable continued to deliver solid results in the first quarter in spite of somewhat challenging general market conditions. Our results for the quarter reflect the impact of our 2007 acquisitions, including costs associated with duplicative facilities that either already have been consolidated in the second quarter or are planned for consolidation later in 2008. We believe the benefits associated with the increased scale of our operations and the synergies arising as a result of our 2007 acquisitions will help offset both the costs of integrating facilities and the impact of certain current economic conditions, including rising material and freight costs. “
Yetman continued, “Coleman’s new Midwest distribution center in Pleasant Prairie, Wis., opened in April as expected. This facility, which should allow for greater efficiency and reduced costs in conducting our distribution operations, will handle all distribution functions currently conducted at three separate facilities, including one we acquired as part of the Woods acquisition. This new facility will serve the Company well as it continues to grow.”
Mr. Yetman concluded, “For the second quarter of 2008, we expect that revenues will be in a range of $245 million to $255 million, EBITDA will be in a range of $18 million to $21 million, and earnings per share will be in a range of $0.15 to $0.24.”
First Quarter Results
Coleman reported revenues for the 2008 first quarter of $252.5 million compared to revenues of $109.4 million in the same period of last year, which represents an increase of 131 percent. The increase in net sales period over period primarily reflects our 2007 acquisitions and the impact of higher copper prices for the first quarter of 2008 compared to the same quarter last year. Volume (total pounds shipped) increased 123 percent in the first quarter of 2008 compared to the prior-year period, also primarily due to our 2007 acquisitions.
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

Our gross profit rate for the first quarter of 2008 was 11.4 percent compared to 15.1 percent for the same period of 2007. The reduction in gross profit rate relates primarily to the acquisition of Copperfield, which, as discussed in previous quarters, prices its products to earn a fixed dollar margin, which causes gross profit rate compression in higher copper price environments, as was the case in the first quarter of 2008. Due to the expansion of the Company’s customer base as a result of acquisitions made during 2007, Coleman now has a significant portion of its products priced in this manner. Also contributing to margin erosion in the first quarter of 2008 were pricing pressures due to contracting market conditions.
Selling, engineering, general and administrative (SEG&A) expense for the 2008 first quarter was $12.8 million compared to $8.5 million for the 2007 first quarter, with the increase resulting mainly from the Copperfield and Woods acquisitions. Total payroll-related expenses accounted for approximately $2.4 million of the total increase, with the remaining $1.9 million increase reflecting increases across a number of general and administrative expense areas. Despite the increased SEG&A expense during the quarter, Coleman’s SEG&A expense as a percentage of sales declined to 5.1 percent during the 2008 first quarter, as compared to 7.8 percent for the first quarter of 2007. The decrease in SEG&A expense as a percentage of sales reflects the impact of increased expense leverage, as the Company’s fixed costs were spread over a higher net sales base due to increased copper prices and the impact of the Copperfield and Woods acquisitions, which occurred after the first quarter of 2007.
Intangible amortization expense for the 2008 first quarter was $2.7 million due primarily to 2007 acquisitions.
Restructuring charges for the first quarter of 2008 were $0.2 million as a result of the integration of the Copperfield facilities. Restructuring charges for the first quarter of 2007 were $0.4 million, the result of the 2006 closure of Coleman’s facility in Siler City, N. C.
Interest expense, net, for the first quarter of 2008 was $7.8 million compared to $3.1 million for the same period of 2007, due primarily to additional expense related to increased borrowings as a result of our 2007 acquisitions.
Income tax expense was $2.1 million in the 2008 first quarter compared to $1.7 million for 2007 first quarter, primarily reflecting increased pre-tax income.
Net income for the first quarter of 2008 was $3.3 million, compared to $2.8 million in the first quarter of 2007. Earnings per share for the first quarter were $0.19 in the 2008 period compared to $0.17 in the 2007 period.
The Company continues to strengthen its balance sheet. Net working capital was approximately 23.4 percent of net sales for the quarter, more than 4.6 percentage points less than last year’s level, mainly due to the acquisition of Copperfield.
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

Webcast
Coleman Cable has scheduled its conference call for Friday, May 9, 2008, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	general economic conditions and changes in the demand for Coleman Cable’s products by key customers;

•	the consummation of acquisitions;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration consolidations;

•	changes in the cost of labor or raw materials, including PVC and fuel costs;

•	inaccuracies in purchase agreements relating to acquisitions;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share date)
(Unaudited)

	Q1 2007	Q1 2008
	As Reported
Net sales	$109,396	$252,483
Cost of goods sold	92,910	223,634

Gross profit	16,486	28,849

Selling, Engineering, General & Administrative	8,480	12,761
Intangible amortization expense	—	2,662
Restructuring charges	364	176

Operating income	7,642	13,250
Interest expense, net	3,104	7,804
Other loss, net	10	121

Income before income taxes	4,528	5,325
Income tax expense	1,734	2,067

Net income	$2,794	$3,258

Earnings per share
Basic	$0.17	$0.19
Diluted	$0.17	$0.19
Weighted average shares outstanding
Basic	16,787	16,787
Diluted	16,787	16,800
Non-GAAP

	Adjusted for Duplicative Cost
Adjusted EPS

Income before income taxes	$4,528	$5,325
Duplicative Costs [1]	—	1,200

Adjusted income before income taxes	4,528	6,525
Income tax expense	1,734	2,533

Net income	$2,794	$3,992

Earnings per share
Basic	$0.17	$0.24
Diluted	$0.17	$0.24

Adjusted EBITDA
Net income (adjusted)	2,794	3,992
Interest expense-net	3,104	7,804
Income tax expense (adjusted)	1,734	2,533
Depreciation & amortization	1,109	6,837

Adjusted EBITDA	$8,741	$21,166

[1]	We are defining Duplicative Costs as those costs associated with duplicative facilities which we believe will be eliminated upon completion of our plant and warehouse consolidation, the majority of such activities which we expect will be completed by the end of 2008. These include such redundant costs as rents, utilities, property taxes, payroll and related costs, etc.
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
EBITDA
(Thousands)

	Three Months Ended March 31,
	2007	2008
Net income	$2,794	$3,258
Interest expense, net	3,104	7,804
Income tax expense	1,734	2,067
Depreciation and amortization expense	1,109	6,837

EBITDA	$8,741	$19,966

EBITDA represents earnings from continuing operations before net interest, income taxes, depreciation and amortization expense. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. EBITDA is a performance measure and liquidity measure used by our management, and we believe it is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and ability to incur and service debt. Our management believes that EBITDA is useful to investors in evaluating our operating performance because it provides a means to evaluate the operating performance of our business on an ongoing basis using criteria that are used by our internal decision-makers for evaluation and planning purposes, including the preparation of annual operating budgets and the determination of levels of operating and capital investments. In particular, our management believes that EBITDA is a meaningful measure because it allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, our management believes that the inclusion of items such as taxes, interest expense, intangible asset amortization and interest income can make it more difficult to identify and assess operating trends affecting our business and industry.
Our management believes that EBITDA is a performance measure that provides investors, securities analysts and other interested parties with a measure of operating results unaffected by differences in capital structures, business acquisitions, capital investment cycles and ages of related assets among otherwise comparable companies in our industry.
EBITDA’s usefulness as a performance measure is limited by the fact that it excludes the impact of interest expense, depreciation and amortization expense and taxes. We borrow money in order to finance our operations; therefore, interest expense is a necessary element of our costs and ability to generate revenue. Similarly, our use of capital assets makes depreciation and amortization expense a necessary element of our costs and ability to generate income. Since we are subject to state and federal income taxes, any measure that excludes tax expense has material limitations.
Due to these limitations, we do not, and you should not, use EBITDA as the only measure of our performance and liquidity. We also use, and recommend that you consider, net income in accordance with GAAP as a measure of our performance or cash flows from operating activities in accordance with GAAP as a measure of our liquidity.
Note that depreciation and amortization shown in the schedule above excludes amortization of debt issuance costs, which is included in interest expense.
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Coleman Cable, Inc. Announces First-Quarter 2008 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,900	$8,877
Accounts receivable, net	147,126	159,133
Inventories	147,053	138,359
Other Current Assets	13,908	13,084

Total Current Assets	311,987	319,453
Property, plant and equipment (net of accumulated depreciation)	80,036	79,963
Goodwill, intangible assets and other long-term assets, net	175,645	176,236

TOTAL ASSETS	$567,668	$575,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$946	$936
Accounts payable and accrued liabilities	74,067	87,992

Total current liabilities	75,013	88,928
Long-term debt	369,665	366,905
Other long-term liabilities	23,226	23,848

Total liabilities	467,904	390,753
Shareholders’ equity	99,764	95,971

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$567,668	$575,652

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